Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of TFF Pharmaceuticals, Inc. on Form S-3 (File No. 333-249870) and Forms S-8 (Files No. 333-249364 and 333-261896) of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of TFF Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of TFF Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 31, 2023